LAW OFFICE OF
                                 ROBERT B. TODD
                                P.O. BOX 460251

                                                             TEL: (713) 783-5993
                                                             FAX: (713) 783-5994
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DATE: January 17, 2000
FROM: Robert B. Todd
TO: Bruce Reeves/Biorelease Corp.
FAX NUMBER: (603) 641-9535
NUMBER OF PAGES INCLUDING THIS PAGE: 1

Re: Genesis Capital matter:

Dear Bruce:

Pursuant to our telephone conversation of earlier today, I will undertake to perform legal services in connection with the claim against Genesis Capital Corporation and Genesis Capital Corporation of Nevada. The fee, as agreed, is your conveyance to me of 100,000 shares of common stock of Biorelease Corp.

Call or fax if you have any questions.

Thank,

Robert B. Todd